Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FISCAL 2019 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Consolidated Fiscal 2019 Sales Increased $15.6 Million Year-Over-Year, or 7%, to $225.4 Million, and Increased 8% in Constant Currency to $227.3 Million, Driven by Growth in Both the Enterprise and Education Divisions

Subscription and Related Revenue Increased 23% Compared with Fiscal 2018 to $119.2 Million; Billed and Unbilled Deferred Subscription Revenue at August 31, 2019 Grew 21% Compared with August 31, 2018 to $88.1 Million

Cash Flows from Operating Activities Increased 81% to $30.5 Million Compared with $16.9 Million in Fiscal 2018

Fourth Quarter and Fiscal 2019 Income from Operations Show Strong Improvement Over Prior Year Periods; Adjusted EBITDA Shows Increase in the Fourth Quarter Over the Prior Year; Fiscal 2019 Adjusted EBITDA Increased 73%, to $20.6 Million ($21.6 Million in Constant Currency) Compared with $11.9 Million in Fiscal 2018

Company Announces Fiscal 2020 Guidance

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its fourth quarter and full fiscal year ended August 31, 2019.

Introduction

Bob Whitman, Chairman and Chief Executive Officer, commented, “We were very pleased with our financial results in fiscal 2019, which met or exceeded our key expectations and produced a strong increase in sales and significant growth in operating results, reflecting 82% growth in Adjusted EBITDA in constant currency to $21.6 million, and an 81% increase in our cash flows from operating activities to $30.5 million.”

Whitman continued, “Three key factors drove these significant increases in Adjusted EBITDA and cash flow.  First, the combination of strong sales growth, high gross margins, and SG&A expenses which declined as a percent of sales.  This resulted in more than 50% of every dollar of sales growth flowing through to increases in Adjusted EBITDA and cash flow.  Second, we had 23% growth in subscription and related sales, which was broadly based across our Enterprise and Education Divisions.  These subscription revenues have high growth margins, are “sticky,” and are creating significant and durable lifetime customer value.  This increases the trajectory, predictability, and visibility of our future revenue.”

Whitman concluded, “Third, we are aggressively taking advantage of a significant sales force expansion opportunity which is being created by the combination of a big market opportunity and the compelling unit expansion economics created by our business model.  We believe that the combination of these factors has put us on a great trajectory to achieve significant continued high growth in Adjusted EBITDA and cash flow in fiscal 2020, 2021, and beyond.”

Financial Overview

The Company’s fiscal 2019 financial results reflect strong growth in revenues, operating results, and cash flows as discussed below:

◾
Revenues:  Consolidated revenues for the fiscal year ended August 31, 2019 increased $15.6 million, or 7%, to $225.4 million compared with $209.8 million in fiscal 2018 despite the impact of $2.0 million of unfavorable foreign exchange rates during the year.  On a constant currency basis, sales increased $17.6 million to $227.3 million, or 8%, compared with fiscal 2018.  Increased sales were driven by strong performance from both the Enterprise and Education Divisions during fiscal 2019.  In addition to the recognition of previously deferred subscription revenues, the Company’s sales were also favorably impacted by increased domestic direct office sales, increased international direct office revenues, increased government services sales, and increased coaching revenues.

◾
Deferred Subscription Revenue and Unbilled Deferred Revenue:  During fiscal 2019, the Company’s subscription and subscription-related revenue grew 23% compared with fiscal 2018.  At August 31, 2019, the Company had $58.2 million of deferred subscription revenue compared with $48.4 million at August 31, 2018.  These amounts include $1.9 million and $1.0 million, respectively, of deferred subscription revenue at August 31, 2019 and August 31, 2018 that was reclassified to other long-term liabilities based on expected recognition.  At August 31, 2019, the Company’s unbilled deferred revenue grew 22% to $29.9 million compared with $24.5 million at the end of fiscal 2018.  Unbilled deferred revenue represents business that is contracted, but unbilled and therefore excluded from the Company’s balance sheet.

◾
Gross profit:  Consolidated gross profit for fiscal 2019 increased $11.0 million, or 7%, to $159.3 million compared with $148.3 million in the prior year.  Gross margin for the fiscal year ended August 31, 2019, remained strong and reached the same high point achieved in fiscal 2018 of 70.7%.

◾
Operating Expenses:  For the fiscal year ended August 31, 2019, the Company’s operating expenses increased $5.0 million compared with the prior year.  The increase was primarily due to a $4.2 million increase in selling, general, and administrative (SG&A) expenses, and a $1.2 million increase in depreciation expense.  Although SG&A expenses increased compared with the prior year, SG&A expenses decreased, as a percent of revenues, to 64.5% compared with 67.3% in fiscal 2018.  These increases were partially offset by a $0.4 million decrease in amortization expense.  Increased SG&A expenses during fiscal 2019 were primarily due to associate costs resulting from increased commissions and bonuses on higher sales, new sales and sales related personnel, a $1.9 million increase in non-cash stock-based compensation, and the addition of personnel in the Germany, Switzerland, and Austria (GSA) office who were formerly employed by a licensee.  Increased depreciation expense was primarily related to capital spending on the All Access Pass portal and a new ERP system in a prior year.

◾	Operating Income: The Company’s results of operations during fiscal 2019 improved $6.0 million to $2.7 million of income compared with a loss from operations in fiscal 2018 of $(3.4) million.
◾
Adjusted EBITDA:  Adjusted EBITDA for fiscal 2019 improved $8.7 million, or 73%, to $20.6 million, compared with $11.9 million in fiscal 2018.  In constant currency, Adjusted EBITDA increased $9.7 million, or 82%, over the prior year.

◾
Income Taxes:  The Company’s income tax provision for fiscal 2019 was unfavorably affected by tax expense from Global Intangible Low-Taxed Income (GILTI), nondeductible expenses, and effective foreign tax rates which were significantly higher than the U.S. federal statutory rate.

◾
Net Loss:  The Company reported that its net loss for fiscal 2019 improved by $4.9 million to $(1.0) million, or $(.07) per share, compared with a $(5.9) million net loss, or $(.43) per share, for the fiscal year ended August 31, 2018.

◾
Cash and Liquidity Remain Strong:  The Company’s balance sheet and liquidity remained strong during fiscal 2019, and the Company had $27.7 million of cash at August 31, 2019, with no borrowings on its $15.0 million revolving credit facility, compared with $10.2 million of cash at August 31, 2018.  During August 2019, the Company obtained a new credit agreement with its existing lender, which repaid amounts outstanding on its previous credit agreement and included a new $20.0 million term loan.

◾	Cash Flows from Operating Activities: Cash flows from operating activities increased $13.6 million, or 81%, to $30.5 million compared with $16.9 million in fiscal 2018.

Fourth Quarter Fiscal 2019 Results

Franklin Covey delivered the following results for the quarter ended August 31, 2019.

◾
Revenues:  Consolidated revenue for the fourth quarter of fiscal 2019 increased to $65.2 million, compared with $64.8 million in the fourth quarter of fiscal 2018.  Increased Enterprise Division sales during the fourth quarter primarily consisted of increased subscription sales, almost all of which were deferred and recognized on the Company’s balance sheet.  All Access Pass and related sales increased 20% compared with the prior year.  International direct office sales were essentially flat compared with fiscal 2018.  Education Division sales were also impacted by increased subscription sales, which were deferred during the fourth quarter.  Education Division deferred revenue at August 31, 2019 increased 22% compared with August 31, 2018.  Additionally, fourth quarter Education Division revenue growth was offset by $1.3 million of unfavorable impact from adopting new revenue recognition rules under Topic 606.  For the full fiscal 2019 year, the adoption of Topic 606 did not have a material impact on the Company’s reported sales.

◾
Gross profit:  For the fourth quarter of fiscal 2019, gross profit was $47.5 million compared with $47.8 million in the fourth quarter of the prior year.  The Company’s gross margin for the quarter ended August 31, 2019 remained strong at 72.9% of sales compared with 73.7% in the fourth quarter of fiscal 2018.

◾
Operating Expenses:  The Company’s operating expenses for the quarter ended August 31, 2019 decreased by $1.4 million compared with the prior year, which was primarily due to a $1.3 million decrease in SG&A expenses.  The decrease in the Company’s fourth quarter SG&A expenses was primarily due to cost savings initiatives implemented in various areas of the Company’s operations.  SG&A expenses decreased to 55.3% of sales in the fourth quarter of fiscal 2019, compared with 57.5% in the fourth quarter of the prior year.

◾
Operating Income:  The Company’s income from operations for the fourth quarter of fiscal 2019 improved $1.1 million, or 15%, to $8.7 million compared with $7.6 million in the fourth quarter of fiscal 2018.

◾	Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of fiscal 2019 improved $2.0 million, or 18%, to $13.4 million, compared with $11.4 million in the fourth quarter of the prior year.
◾
Income Taxes:  The Company’s consolidated income tax provision improved primarily due to a $3.0 million charge related to a valuation allowance against a foreign tax credit carryforward in the fourth quarter of fiscal 2018.

◾
Net Income:  The Company reported net income of $5.9 million, or $.41 per diluted share, for the quarter ended August 31, 2019, compared with $1.8 million, or $.13 per diluted share, in the fourth quarter of fiscal 2018, reflecting the above-noted factors.

Fiscal 2020 Guidance

Based on the strength of fiscal 2019 financial results and expected increases in its subscription services business, the Company currently anticipates Adjusted EBITDA for fiscal 2020 to be in the range of $27 million to $32 million, which represents growth of 31% to 55% over fiscal 2019.

Earnings Conference Call

On Thursday, November 7, 2019, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review the financial results of its fourth quarter and full fiscal year ended August 31, 2019.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 49144238.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/mmc/p/v6ygbt36.  A replay will be available from November 7 (7:30 p.m. ET) through November 14, 2019 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 49144238#.  The webcast will remain accessible through November 14, 2019 on the Investor Relations area of the Company’s Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2020; expected growth and profitability of the subscription-based business model; expected growth and profitability of the Company; and other goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) and “constant currency,” which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  Constant currency is a non-GAAP financial measure that removes the impact of fluctuations in foreign currency exchange rates and is calculated by translating the current period’s financial results at the same average exchange rates in effect during the prior year and then comparing this amount to the prior year.

The Company references these non-GAAP financial measures in its decision making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income (loss), a comparable GAAP financial measure.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com) is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90% of the Fortune 100, more than 75% of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2019	2018	2019	2018

Net sales	$65,165	$64,818	$225,356	$209,758

Cost of sales	17,663	17,057	66,042	61,469
Gross profit	47,502	47,761	159,314	148,289

Selling, general, and administrative	36,037	37,294	145,319	141,126
Depreciation	1,558	1,615	6,364	5,161
Amortization	1,179	1,251	4,976	5,368
Income (loss) from operations	8,728	7,601	2,655	(3,366)

Interest expense, net	(534)	(527)	(2,063)	(2,154)
Income (loss) before income taxes	8,194	7,074	592	(5,520)

Income tax provision	(2,319)	(5,295)	(1,615)	(367)
Net income (loss)	$5,875	$1,779	$(1,023)	$(5,887)

Net income (loss) per common share:
Basic	$0.42	$0.13	$(0.07)	$(0.43)
Diluted	0.41	0.13	(0.07)	(0.43)

Weighted average common shares:
Basic	13,974	13,906	13,948	13,849
Diluted	14,227	14,114	13,948	13,849

Other data:
Adjusted EBITDA(1)	$13,403	$11,356	$20,606	$11,878

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP measure, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2019	2018	2019	2018
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$5,875	$1,779	$(1,023)	$(5,887)
Adjustments:
Interest expense, net	534	527	2,063	2,154
Income tax expense	2,319	5,295	1,615	367
Amortization	1,179	1,251	4,976	5,368
Depreciation	1,558	1,615	6,364	5,161
Stock-based compensation	1,749	665	4,789	2,846
Increase to contingent earnout liabilities	189	224	1,334	1,014
Licensee transition costs	-	-	488	-
ERP implementation costs	-	-	-	855

Adjusted EBITDA	$13,403	$11,356	$20,606	$11,878

Adjusted EBITDA margin	20.6%	17.5%	9.1%	5.7%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2019	2018	2019	2018
Sales by Division/Segment:
Enterprise Division:
Direct offices	$42,482	$42,088	$157,754	$145,890
International licensees	3,298	3,317	12,896	13,226
	45,780	45,405	170,650	159,116
Education Division	17,748	17,854	48,880	45,272
Corporate and other	1,637	1,559	5,826	5,370

Consolidated	$65,165	$64,818	$225,356	$209,758

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$32,554	$32,254	$116,755	$108,140
International licensees	2,716	2,430	10,231	10,031
	35,270	34,684	126,986	118,171
Education Division	11,705	12,560	30,373	28,654
Corporate and other	527	517	1,955	1,464

Consolidated	$47,502	$47,761	$159,314	$148,289

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$8,753	$7,341	$19,455	$13,254
International licensees	1,945	858	6,072	5,081
	10,698	8,199	25,527	18,335
Education Division	4,909	5,605	3,553	2,710
Corporate and other	(2,204)	(2,448)	(8,474)	(9,167)

Consolidated	$13,403	$11,356	$20,606	$11,878

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2019	2018
Assets
Current assets:
Cash	$27,699	$10,153
Accounts receivable, less allowance for
doubtful accounts of $4,242 and $3,555	73,227	71,914
Inventories	3,481	3,160
Income taxes receivable	-	179
Prepaid expenses and other current assets	14,933	14,757
Total current assets	119,340	100,163

Property and equipment, net	18,579	21,401
Intangible assets, net	47,690	51,934
Goodwill	24,220	24,220
Deferred income tax assets	5,045	3,222
Other long-term assets	10,039	12,935
	$224,913	$213,875

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of term notes payable	$5,000	$10,313
Current portion of financing obligation	2,335	2,092
Accounts payable	9,668	9,790
Income taxes payable	764	-
Deferred subscription revenue	56,250	47,417
Other deferred revenue	5,972	4,471
Accrued liabilities	23,555	20,761
Total current liabilities	103,544	94,844

Line of credit	-	11,337
Term notes payable, less current portion	15,000	2,500
Financing obligation, less current portion	16,648	18,983
Other liabilities	7,527	5,501
Deferred income tax liabilities	180	210
Total liabilities	142,899	133,375

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	215,964	211,280
Retained earnings	59,403	63,569
Accumulated other comprehensive income	269	341
Treasury stock at cost, 13,087 and 13,159 shares	(194,975)	(196,043)
Total shareholders' equity	82,014	80,500
	$224,913	$213,875